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                                                                 Exhibit 2.2


                             STOCK OPTION AGREEMENT

        THIS STOCK OPTION AGREEMENT (this "Agreement") is dated as of April 24, 2002, between Cadence Design Systems, Inc., a Delaware corporation ("Grantee"), and Simplex Solutions, Inc., a Delaware corporation ("Issuer"). For purposes of this Agreement, terms which are used but not defined herein and which are defined in the Merger Agreement referred to below shall have the meanings given to them in the Merger Agreement, unless the content clearly indicates otherwise.


                                    RECITALS

        A. Grantee, Zodiac Acquisition, Inc. ("Acquisition") and Issuer are simultaneously entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that, upon the terms and subject to the conditions thereof, Acquisition will be merged with and into Issuer, with Issuer to be the surviving corporation (the "Merger").

        B. As a condition to its willingness to enter into the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to enter into this Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer's common stock, $0.001 par value per share ("Issuer Common Stock"), upon the terms and subject to the conditions set forth herein.


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and the Merger Agreement, the parties hereto agree as follows:

        1. GRANT OF OPTION. Subject to the terms and conditions of this Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase a number of shares of Issuer Common Stock equal to 19.9% of the number of outstanding shares of Issuer Common Stock as of the time at which the Option shall first become exercisable (the "Option Shares"), in the manner set forth below, at an exercise price per Option Share of $18.00, payable, at Grantee's election, in cash or in shares of common stock, par value $0.01 per share, of Grantee ("Grantee Shares"), or any combination of cash and Grantee Shares, subject to adjustment as provided below (the "Option Price"). If Grantee elects to pay all or a portion of the Option Price in Grantee Shares, the number of Grantee Shares to be delivered for each Option Share shall be equal to $18.00 divided by the Average Stock Price, as determined pursuant to Section 1.8(c) of the Merger Agreement, provided that if the Company Stockholders Meeting has not been scheduled at the time of the Closing (as defined below), the Average Stock Price will equal the Collar Average Stock Price.

        2.      EXERCISE OF OPTION.

                (a) Subject to the satisfaction or waiver of the conditions set forth in Section 10 of this Agreement, Grantee may exercise the Option, in whole or in part, at any time or from time to time, on or after the occurrence of a Triggering Event and prior




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        to the Expiration Date (as defined in Section 12). The term "Triggering
        Event" shall mean the time immediately prior to (x) the occurrence of any of the events (or series of events) specified in Section 6.1(d)(iii) of the Merger Agreement giving rise to the obligation of Issuer to pay the Termination Payment specified in Section 6.3(a)(i) or (y) the commencement of a tender or exchange offer for any Company Securities by a Third Party unaffiliated with Issuer, and Issuer shall not have delivered to its securityholders within ten (10) calendar days thereafter a statement, pursuant to Rule 14d-9 or 14e-2 under the Exchange Act, disclosing that Issuer's Board of Directors recommends that such securityholders reject such tender or exchange offer, and which shall give rise to the obligation of Issuer to pay the Termination Payment specified in Section 6.3(a)(i).

                (b) If Grantee wishes to exercise the Option at such time as the Option is exercisable, Grantee shall deliver written notice (the "Exercise Notice") to Issuer specifying its intention to exercise the Option, the total number of Option Shares it wishes to purchase and a date and time for the closing of such purchase (a "Closing") not less than three (3) nor more than thirty (30) business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the HSR Act. If, prior to the Expiration Date, any person or Group, as defined below (other than Grantee and its affiliates), shall have acquired fifteen percent (15%) or more of the then-outstanding shares of Issuer Common Stock (a "Share Acquisition"), or Issuer shall have entered into a written agreement with any person or Group (other than Grantee and its affiliates) providing for a Company Acquisition (as defined below), then Grantee, in lieu of exercising the Option, shall have the right at any time thereafter until the Expiration Date to request in writing that Issuer pay and, promptly (but in any event not more than five (5) business days) after the giving by Grantee of such request, Issuer shall pay to Grantee, in cancellation of the Option, an amount in cash (the "Cancellation Amount") equal to (i) the lesser of

                    (x) the excess over the Option Price of the greater of (A) the last sale price of a share of Issuer Common Stock as reported on the Nasdaq National Market ("Nasdaq") on the last trading day prior to the date of the Exercise Notice, and (B) (1) the highest price per share of Issuer Common Stock offered to be paid or paid by any such person or Group pursuant to or in connection with such Share Acquisition or Company Acquisition or (2) if such Company Acquisition consists of a purchase and sale of assets, the aggregate consideration agreed to be paid in such transaction or proposed transaction, divided by the number of shares of Issuer Common Stock then outstanding, and

                    (y)   $15,000,000 divided by the number of Option Shares,

        multiplied by (ii) the number of Option Shares then covered by the Option. If all or a portion of the price per share of Issuer Common Stock offered, paid or payable, or the aggregate consideration offered, paid or payable, for the stock or assets of Issuer, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value




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        of the non-cash consideration as determined jointly by the investment bankers of Issuer and the investment bankers of Grantee. For purposes hereof, "Company Acquisition" means the occurrence of any of the following events: (i) the acquisition of Issuer by merger or otherwise by any Third Party; (ii) the acquisition by a Third Party of any material portion of the assets of Issuer and Subsidiaries, taken as a whole; or (iii) the acquisition by a Third Party of fifteen percent (15%) or more of the outstanding shares of Issuer Common Stock or any securities convertible into or exchangeable for such number of shares. For purposes hereof, the term "Group" means a person as described in
        Section 13(d)(3) of the Exchange Act.

                (c) Notwithstanding anything to the contrary contained herein, the economic benefit, if any, which Grantee may derive hereunder shall be limited as follows: (1) in no event shall the sum of Grantee's Total Payment and Grantee's Notional Total Payment (each as defined below) exceed $15,000,000. As used herein, (1) "Total Payment" shall mean (x) the sum (before taxes) of the following: (i) any Cancellation Amount received by Grantee pursuant to Section 2(b) hereof; (ii) any amounts received by Grantee upon transfer of the Option Shares (or any portion thereof) to any unaffiliated person (including from the Issuer pursuant to Section 13 hereof); and (iii) the amount actually received by Grantee pursuant to Section 6.3(a) of the Merger Agreement minus (y) any amounts paid by Grantee to Issuer pursuant to Section 14 hereof; and (2) "Notional Total Payment" with respect to any Option Share as to which Grantee may propose to exercise the Option shall be the difference between the closing market price for Issuer Common Stock on Nasdaq as of the last preceding date, less the Option Price.

        3. PAYMENT OF OPTION PRICE AND DELIVERY OF CERTIFICATE. Any Closings under Section 2 of this Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder,

                (a) if and to the extent Grantee has elected to pay the Option Price in cash, Grantee or its designee will make payment to Issuer of the aggregate price for the Option Shares being so purchased for cash by delivery of a certified check, official bank check or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased for cash;

                (b) if and to the extent Grantee has elected to pay the Option Price in Grantee Shares, Grantee shall make payment to Issuer of the aggregate price for the Option Shares being so purchased for Grantee Shares by delivery of a certificate or certificates evidencing a number of Grantee Shares determined in accordance with the last sentence of
        Section 1, duly executed by authorized officers of Grantee; and

                (c) upon receipt of such payment of cash or delivery of Grantee Shares, Issuer will deliver to Grantee or its designee a certificate or certificates evidencing the number of Option Shares so purchased, in the denominations and registered in such names designated to Issuer in writing by Grantee.




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        4.      REGISTRATION AND LISTING OF OPTION SHARES.

                (a) Issuer shall, if requested by Grantee at any time or from time to time within two (2) years following a Triggering Event (the "Registration Period"), in order to permit the sale or other disposition of the Option Shares that have been acquired by or are issuable to Grantee upon exercise of the Option (collectively, the "Registrable Securities"), register under the Securities Act of 1933, as amended (the "Act"), the offer, sale and delivery, or other disposition, of the Registrable Securities. Any such request shall be made by notice in writing to Grantee (a "Registration Notice"), which notice shall set forth the number of shares proposed to be registered and the proposed method of sale. Any such Registration Notice must relate to a number of Registrable Securities equal to at least twenty percent (20%) of the Option Shares acquired by Grantee, unless the remaining number of Registrable Securities is less than such amount, in which case Grantee shall be entitled to exercise its rights hereunder but only for all of the remaining Registrable Securities (a "Permitted Offering"). Grantee's rights hereunder shall terminate at such time as Grantee shall be entitled to sell all of the remaining Registrable Securities pursuant to Rule 144(k) under the Act or at such time as Grantee shall be entitled to sell or otherwise transfer all remaining Registrable Securities within any (3) month period pursuant to Rule 144 under the Act. Issuer will use all reasonable efforts to qualify any Registrable Securities Grantee desires to sell or otherwise dispose of under applicable state securities or "blue sky" laws; provided, however, that Issuer shall not be required to qualify to do business, or consent to general service of process, in any jurisdiction by reason of this provision. Without Grantee's prior written consent, no other securities may be included in any such registration. Issuer will use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for a period of ninety (90) days from the day such registration statement first becomes effective. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods not exceeding ninety (90) days in the aggregate if the Board of Directors of Issuer shall have determined in good faith that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer, or Issuer is required under the Act to include audited financial statements for any period in such registration statement and such financial statements are not yet available for inclusion in such registration statement. Grantee shall be entitled to make up to two (2) requests under this Section 4(a). For purposes of determining whether the two (2) requests have been made under this
        Section 4(a), only requests relating to a registration statement that has become effective under the Act will be counted.

                (b) If, during the Registration Period, Issuer shall propose to register under the Act the offering, sale and delivery, or other disposition, of Issuer's Common Stock for cash for its own account or for any other stockholder of Issuer pursuant to a firm underwriting, it will, in addition to Issuer's other obligations under this Section 4, allow Grantee the right to participate in such registration provided that Grantee participates in such underwriting; provided, however, that, if the managing underwriter of such offering




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        advises Issuer in writing that in the managing underwriter's opinion, the number of shares of Issuer's Common Stock requested to be included in such registration exceeds the number that it would be in the best interests of Issuer to sell in such offering, Issuer shall, after fully including therein all shares of Issuer Common Stock to be sold by Issuer, include the shares of Issuer Common Stock requested to be included therein by Grantee pro rata (based on the number of shares of Issuer Common Stock requested to be included therein) with the shares of Issuer Common Stock requested to be included therein by persons other than Issuer and persons to whom Issuer owes a contractual obligation (other than any director, officer or employee of Issuer to the extent any such person is not currently owed such contractual obligation).

                (c) The expenses associated with the preparation and filing of any registration statement pursuant to this Section 4, and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of SEC or the National Association of Securities Dealers, Inc.) (collectively, "Registration Expenses"), will be paid by Issuer, except for underwriting discounts or commissions or brokers' fees in respect of shares of Issuer's Common Stock to be sold by Grantee and the fees and disbursements of Grantee's counsel; provided, however, that Issuer will not be required to pay for any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of Grantee unless Grantee agrees to forfeit its right to request one registration; provided further, that, if at the time of such withdrawal Grantee has learned of a material adverse change in the results of operations, condition, business or prospects of Issuer not known to Grantee at the time of the request and has withdrawn the request within a reasonable period of time following disclosure by Issuer to Grantee of such material adverse change, then Grantee shall not be required to pay any of such expenses and will retain all remaining rights to request registration.

                (d) The registration rights granted under this Section 4 are subject to and are limited by any registration rights previously granted by Issuer and still in effect, and Grantee acknowledges that the registration rights granted under this Section 4 shall be subject to any such limitations.

                (e) In connection with each registration under this Section 4, Issuer shall indemnify and hold each holder of Registrable Securities participating in such offering (a "Holder"), its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters and each of their respective affiliates may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities or expenses (or actions in respect thereof) which arise out of or are based upon an untrue




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        statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to Issuer expressly for use in such registration statement.

                (f) In addition, Grantee and each Holder shall indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities and expenses (including, without limitation, investigation expenses and fees and disbursement of counsel and accountants), joint or several, to which Issuer, its underwriters and each of their respective affiliates may become subject under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to Issuer expressly for use in such registration statement; provided, however, that in no event shall any indemnification amount contributed by a Holder hereunder exceed the proceeds of the offering received by such Holder.

                (g) Upon the issuance of Option Shares hereunder, Issuer will promptly take such action as is necessary to list such Option Shares with Nasdaq or on such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

                (h) In connection with any registration statement pursuant to this Section 4, each Holder agrees to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the Act and shall provide representations and warranties customary for selling stockholders who are unaffiliated with the issuer.

        5. REGISTRATION AND LISTING OF GRANTEE SHARES. Grantee shall, if requested by Issuer at any time or from time to time within two (2) years following the date of any Closing at which Grantee Shares are issued to Issuer, in order to permit the sale or other disposition of such shares by Issuer, register under the Act the offer, sale and delivery, or other disposition, of such shares. Issuer's registration rights (and obligations) with respect to any such Grantee Shares shall be the same as the registration rights granted to Grantee pursuant to Section 4 hereof. In applying the provisions of Section 4 hereof to this Section 5, however, the term "Grantee" shall be substituted for the term "Issuer" and the term "Issuer" shall be substituted for the term "Grantee" in each place such terms appear in Section 4 hereof, and "Registrable Securities" shall mean the Grantee Shares.

        6. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

                (a) Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

                (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are




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        necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved and authorized the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Agreement, and the consummation of the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer and, assuming this Agreement has been duly and validly authorized, executed and delivered by Grantee, constitutes a valid and binding obligation of Issuer, enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

                (c) Issuer has taken all necessary action to reserve for issuance and to permit it to issue, and at all times from the date of this Agreement through the Expiration Date will have reserved for issuance upon exercise of the Option, a sufficient number of authorized shares of Issuer Common Stock for issuance upon exercise in full of the Option, each of which shares, upon issuance pursuant to this Agreement and when paid for as provided herein, will be validly issued, fully paid and nonassessable, and shall be free and clear of all claims, liens, charges, encumbrances and security interests (other than those imposed by applicable law).

                (d) The execution, delivery and performance of this Agreement by Issuer and the consummation by it of the transactions contemplated hereby, except as required by the HSR Act and any material foreign competition authorities (if applicable), and, with respect to Section 4 hereof, compliance with the provisions of the Act and any applicable state securities laws, do not require the consent, waiver, approval, license or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition or provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree or any restriction to which Issuer or any of its subsidiaries or any property of Issuer or any of its subsidiaries is subject or bound, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        7. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

                (a) Grantee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

                (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions contemplated




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        hereby. This Agreement has been duly and validly executed and delivered by Grantee and, assuming this Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee, enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

                (c) Grantee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law. Grantee is an "accredited investor" as defined in Rule 501 under the Act.

                (d) Any Grantee Shares issued to Issuer as payment of the aggregate price for any Option Shares will, upon receipt by Grantee of such Option Shares, be validly issued, fully paid and nonassessable, and shall be free and clear of all claims, liens, charges, encumbrances and security interests (other than those imposed by applicable law).

        8.      COVENANTS OF GRANTEE AND ISSUER.

                (a) Each of Grantee and Issuer agrees not to sell, transfer or otherwise dispose of the Option, except that Grantee may transfer or dispose of the Option to Acquisition or any other subsidiary of Grantee pursuant to Section 15(d) hereof. Each of Grantee and Issuer may sell, transfer or otherwise dispose of the Option Shares or the Grantee Shares, as the case may be, so long as such transaction is in compliance with the Act and any applicable state securities laws. Each of Grantee and Issuer further agrees to the placement of the following legend on the certificates evidencing the Option Shares or Grantee Shares, as the case may be (in addition to any legend required under applicable state securities laws):

                "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

                (b) In connection with any sale, transfer or other disposition of Option Shares, Grantee shall use all commercially reasonable efforts to prevent any person or Group from acquiring a number of such shares that exceeds five percent (5%) of the aggregate outstanding shares of Issuer Common Stock on a fully-diluted basis at the time of such sale, transfer or other disposition.




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        9.      HSR COMPLIANCE EFFORTS. Grantee and Issuer shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, reasonable efforts to obtain any necessary consents of third parties and Governmental Entities and the filing by Grantee and Issuer promptly after the date hereof of any required HSR Act notification forms and the documents required to comply with the HSR Act.

        10. CERTAIN CONDITIONS. The obligation of Issuer to issue Option Shares to Grantee and of Grantee to issue Grantee Shares to Issuer under this Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

                (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Agreement under the HSR Act and any material foreign competition laws shall have expired or been terminated;

                (b) the representation and warranty of Grantee made in Section 7(c) of this Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of such Option Shares and, if Grantee Shares are to be issued to Issuer in such Closing, the representations and warranties of Grantee made in Sections 7(a) and (d) of this Agreement shall be true and correct in all material respects as of the date of such Closing; and

                (c) no statute, rule or regulation shall be in effect, and no order, decree or injunction entered by any court of competent jurisdiction or governmental, regulatory or administrative agency or commission in the United States shall be in effect, which prohibits the exercise of the Option or acquisition or issuance of Option Shares or, if Grantee Shares are to be issued to Issuer, such Grantee Shares pursuant to this Agreement.

        11.     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

                (a) In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Option Price of the Option Shares.

                (b) In the event of any change in the number of issued and outstanding Grantee Shares by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange or other change in the corporate or capital structure of Grantee, Issuer shall receive, upon Grantee's exercise of the Option and election to pay the Option Price in Grantee Shares, the stock or other securities, cash or property to which Issuer would have been entitled if Grantee had exercised the Option and had been a holder of




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        record of Grantee Shares on the record date fixed for determination of holders of Grantee Shares entitled to receive such stock or other securities, cash or property at the same aggregate price as the aggregate Option Price of the Option Shares for which Grantee has elected to pay with Grantee Shares.

        12. EXPIRATION. The Option shall expire at the earlier of (x) the Effective Time and (y) 5:00 p.m., California time, on the day that is the twelve
(12) month anniversary of the date on which the Merger Agreement has been terminated in accordance with the terms thereof (such expiration date is referred to as the "Expiration Date").

        13. ISSUER CALL. If Grantee has acquired Option Shares pursuant to exercise of the Option (the date of any Closing relating to any such exercise herein referred to as a "Closing Date"), then, at any time after the one year anniversary of such Closing Date and prior to the date that is eighteen months following such Closing Date (the "Purchase Period"), Issuer may require Grantee, upon delivery to Grantee of written notice, to sell to Issuer all, but not less than all, Option Shares (and all other Issuer securities, if any, issued in respect of or in exchange for such Option Shares) acquired by Grantee pursuant to exercise of the Option in connection with such Closing Date. The per share purchase price for such sale (the "Issuer Call Price") shall be equal to the higher of (i) the Option Price, less any dividends paid on the Option Shares to be purchased by Issuer pursuant to this Section 13, plus an amount equal to a return at the rate of fifteen percent (15%) of the Option Price per year from the Closing Date and (ii) an amount equal to the average of the high and low trading prices per share of Issuer Common Stock for the thirty (30) trading day period ending one day prior to the delivery of Issuer's notice exercising its call rights pursuant to this Section 13. The closing of any sale of Option Shares pursuant to this Section 13 shall take place at the principal offices of Issuer at a time and on a date designated by Issuer in the aforementioned notice to Grantee, which date shall be no more than thirty (30) and no less than twelve
(12) business days from the date of such notice. The Issuer Call Price shall be paid in immediately available federal funds by wire transfer.

        14. GRANTEE CALL. If Issuer has acquired Grantee Shares pursuant to Grantee's exercise of the Option, then, at any time during the Purchase Period, Grantee may require Issuer, upon delivery to Issuer of written notice, to sell to Grantee all, but not less than all, Grantee Shares (and all other Grantee securities, if any, issued in respect of or in exchange for such Grantee Shares) acquired by Issuer pursuant to exercise of the Option by Grantee in connection with such Closing Date. The per share purchase price for such sale (the "Grantee Call Price") shall be equal to the higher of (i) the Average Stock Price, as determined pursuant to Section 1 hereof, less any dividends paid on the Grantee Shares to be purchased by Grantee pursuant to this Section 14, plus an amount equal to a return at the rate of fifteen percent (15%) of such Average Stock Price per year from the Closing Date and (ii) an amount equal to the average of the high and low trading prices per share of Grantee Common Stock for the thirty
(30) trading day period ending one day prior to the delivery of Grantee's notice exercising its call rights pursuant to this Section 14. The closing of any sale of Grantee Shares pursuant to this Section 14 shall take place at the principal offices of Grantee at a time and on a date designated by Grantee in the aforementioned notice to Issuer, which date shall be no more than thirty (30) and no less than twelve (12) business days from the date of such notice. The Grantee Call Price shall be paid in immediately available federal funds by wire transfer.

        15.     GENERAL PROVISIONS.

                (a) Survival. All of the representations, warranties and covenants contained herein shall survive a Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

                (b) Further Assurances. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use all reasonable efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

                (c) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                (d) Assignment; Transfer of Stock Option. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that Issuer and Grantee, without the prior written consent of the other party, shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder and any such attempted assignment or transfer shall be void; provided further, that Grantee shall be entitled to assign or transfer this Agreement or any rights hereunder to any wholly-owned subsidiary of Grantee so long as such wholly-owned subsidiary agrees in writing to be bound by the terms and provisions hereof.

                (e) Specific Performance. The parties agree and acknowledge that in the event of a breach of any provision of this Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provisions, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

                (f) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

                (g) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

               if to Grantee:          Cadence Design Systems, Inc.
                                       2655 Seely Avenue
                                       San Jose, CA 95134
                                       Telecopier: (408) 944-6855
                                       Attention: General Counsel

                   with a copy to:     Gibson, Dunn & Crutcher LLP
                                       One Montgomery Street
                                       San Francisco, CA 94104
                                       Telecopier: (415) 986-5309
                                       Attention: Gregory J. Conklin, Esq.

               if to Issuer:           Simplex Solutions, Inc.
                                       521 Almanor Avenue
                                       Sunnyvale, CA 94086
                                       Telecopier: (408) 744-0285
                                       Attention: Chief Executive Officer
               with a copy to:          Wilson, Sonsini, Goodrich & Rosati LLP
                                        650 Page Mill Road
                                        Palo Alto, CA 94304
                                        Telecopier: (650) 493-6811
                                        Attention: Larry W. Sonsini
                                                   Martin W. Korman

                                        Wilson, Sonsini, Goodrich & Rosati LLP
                                        Lancaster Building WestPark
                                        7927 Jones Branch Drive #400
                                        McLean, VA 22102
                                        Telecopier: 703-734-3199
                                        Attention: Robert Sanchez

                (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

                (k) Jurisdiction and Venue; Waiver of Jury Trial. Each of Issuer and Grantee hereby agrees that any proceeding relating to this Agreement shall be brought solely in a court in the State of Delaware. Each of Issuer and Grantee hereby consents to personal jurisdiction in any such action brought in any such Delaware court, consents to service of process by registered mail made upon such party and such party's agent and waives any objection to venue in any such Delaware court or to any claim that any such Delaware court is an inconvenient forum.

                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(k).

                (l) Entire Agreement. This Agreement and the Merger Agreement, and any documents and instruments referred to herein and therein, constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. Nothing in this Agreement shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                (m) Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.



                  [REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



                                       CADENCE DESIGN SYSTEMS, INC.



                                       By:  /s/ WILLIAM PORTER
                                           -------------------------------------
                                           Name:  William Porter
                                           Title: SR, VP & CFO


                                       SIMPLEX SOLUTIONS, INC.



                                       By:  /s/ PENNY HERSCHER
                                           -------------------------------------
                                           Name: Penelope A. Herscher
                                           Title: Chief Executive Officer